EXHIBIT 10.10

SHARES SALE PURCHASE PRE-CONTRACT AGREEMENT

Between

BORNEO RESOURCE INVESTMENT LTD

And

PT. BATUBARASELARAS SAPTA

Today, on Thursday, March 15th, 2012, we the signed

below:

I. GRACE SOPHIA JUDY SARENDATU, SH, in this matter acting under the Power of Attorney which has been made in Hongkong, on October 4th, 2011, therefore legally for representing and acting for and on behalf of BORNEO RESOURCE INVESTMENT LTD in which its head office is in Hongkong, a company established under the law of Hongkong, ROC. As the PARTY of PURCHASER (the "Purchaser")

II. REVLI O.P MENDAGIE SE, President Director, therefore legally for representing and acting on behalf of PT. BATUBARASELARAS SAPTA, a company established under the law of Republic of Indonesia, domiciled in Jakarta, the holder of Work Contract Concession and Mining Land ofCoal with the Government of Republic of Indonesia date of October 20, 1997 and by the Decree of the Ministry of Energy and Natural Resource of the Republic of Indonesia, on the Second Extension Phase of Exploration Activity

No.367K/30/DJB/2012 date of February 3r0, 2012 of which its wide is 93.000 Ha its prospective area is 68.360 Ha, which is located in the Regency of Paser, the Province of East Kalimantan.

As the PARTY of SELLER (the "Seller")  Furthermore, the Parties agree to execute this Share Sale Purchase Pre-Contract Agreement of which is and would be the MOU of Share Sale Purchase Contract between the parties under the conditions as follow:

1. Structure of Transaction;

The Purchaser intends to acquire seventy five percent (75%) shares of the Seller's company. The Parties agree that such acquisition shall be structured as Shares Sale Purchase Transaction.

2. Price of acquisition shall be paid as follow:

A. Purchasing value of total company's shares is the sum of US$ 300.000.000, 00 (three hundred million, United States of America Dollar).

B. The Value of Take Over Acquisition is seventy five percent (75%) of which is the sum of US$ 225.000.000, 00 (two hundred and twenty five million, United States of America Dollar).

C. In the execution of this Agreement, the Purchaser shall settle his First Payment for 1% of the value of 75% shares acquisition, or the sum of US$ 2.250.000, 00 (two million and two hundred and fifty thousand, United States of America Dollar), therefore this Agreement shall be exclusive, and the Seller shall not be able to offer to other whosoever third parties.

D. The Purchaser shall perform Legal Due Diligence (LDD) for 1 month after the execution of this Agreement, in related agencies, such as; Department of Energy and Mineral Resources of the Republic of Indonesia, Department of Law and Human Right of the Republic of Indonesia, and Local Court, as well the Supreme Court of the Republic of Indonesia regarding to the status and all licenses of PT. BATUBARASELARAS SAPTA. After the Legal Due Diligence (LLD) is completed, the Parties agree to execute the Shares Sale Purchase Agreement (SSPA) or the binder of Share Sale Purchase.

E. After performing Legal Due Diligence (LLD), the Partiesshall propose the proposal for approval from the related agencies, such as: Department of Energy and Mineral Resources of the Republic of Indonesia, Department of Law and Human Right of the Republic of Indonesia, and the IndonesianInvestment Coordinating Board (BKPM) for Foreign Investment.

F. During six (6) months since the First Payment, the Purchaser or Borneo Resource Investment Ltd, shall perform exploration for Boring Estimation in order to obtain the report of Coal Deposit Amount according to the result of JORC, and the research expense of JORC shall be borne by the Borneo Resource Investment Ltd, which shall be calculated in the Price of Share Acquisition. Then, the Purchaser or Borneo Resource Investment Ltd will settle the Second Payment to the Seller or PT. Batubaraselaras Sapta for nine percent (9%) or the sum of US$ 20.250.000,00 (twenty million and two hundred and fifty thousand, United States of America Dollar)

G. After the research result of the JORC has been obtained and according to the Share Sale Purchase Agreement (SSPA) mentioned above, as well the Approval of the Indonesian Investment Coordinating Board (BKPM) on the change of PT. BATUBARASELARAS SAPTA of which changes into Foreign Investment, than the Purchaser shall settle full settlement of Share Acquisition as mentioned herein, which its stages of payment as follow:

1. The Third Payment is twenty percent (20%) that is the sum of US$ 45.000.000,00 (forty five million, United States of America Dollar).

2. The Fourth Payment shall be performed within the next one (1) month for twenty percent (20%) that is US$ 45.000.000, 00 (forty five million, United States Dollar)

3. The Fifth Payment shall be settled within the next one (1) month for fifty percent (50%) that is US$ 112.500.000, 00 (one hundred and twelve million and five hundred thousand, United States of America Dollar)

Whatsoever matters of which have not been governed under this Share Sale Purchase Pre-Contract Agreement shall be further governed deliberately and consensually, equipped by the addendum of which shall be mutually executed by the Parties and shall be a unity and unseparated part of this Share Sale Purchase Pre-Contract Agreement.

IN WITNESS, this SHARES SALE PURCHASE PRE-CONTRACT AGREEMENT is made in good faith to be complied and executed by the Parties, and made in double two (2) each of which is original and has the same content, and upon the appropriate seal and has equal legal entity.

The First Party	The Second Party

Borneo Resource Investment Ltd	PT. Batu Baraselaras Sapta

(Signed)	(Signed upon Stamp)

/s/ Grace S.J Sarendatu, SH	/s/ Revli O.P Mandagie, SE

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